Exhibit 99.1

Evine Live Inc. Reports Third Quarter 2016 Results

Disciplined Merchandising Mix and Expense Control Drives 33% EPS Improvement

MINNEAPOLIS, MN – November 22, 2016 – Evine Live Inc. (“Evine”) (NASDAQ: EVLV) today announced results for the third quarter ended October 29, 2016. The company posted quarterly net sales of $152 million, continuing its progress on the strategy of driving toward sustained profitability this fiscal year. Net loss for the quarter was $3.9 million, a 25% improvement year-over-year, with adjusted EBITDA of a positive $2.5 million, a 1,400% improvement year-over-year. Gross profit as a percentage of sales increased 210 basis points to 36.6% compared to 34.5% in the third quarter of last year.

“I’m pleased with our progress as we continue to improve profitability through a disciplined merchandising mix that prioritizes contribution margin,” said CEO Bob Rosenblatt. “For consecutive quarters, we have been expanding our gross margin rate, improving our cash position, lowering our net loss and improving our EPS by refining our mix of compelling merchandise, focusing on our most successful product categories, and engaging our valued customers via a personal shopping experience.”

Fiscal Year 2016 Third Quarter Highlights

•	Net sales were $152 million, a 7% decrease year-over-year.

•	Gross profit as a percentage of sales increased 210 basis points to 36.6%.

•	Net loss was $3.9 million, a 25% improvement year-over-year.

•	Adjusted EBITDA was $2.5 million, a 1,400% improvement year-over-year.

•	EPS was ($0.06), a 33% improvement year-over-year.

•	Total Cash, including restricted cash, was $40 million.

Rosenblatt continued, “I am also proud of the progress we made this quarter toward our 2017 revenue growth strategy that centers on gathering a world-class team to help us cultivate our products, attract the right new customers based on their digital lifetime value, and create a culture that can drive sustainable revenue growth. This progress includes filling out our executive management team with the recent hire of Lori Riley, SVP, Chief Human Resources Officer; launching new high quality beauty brands, like Sirot and CoverFx; launching new fixed programming blocks like Paula Deen on location in Savannah, Georgia, and attracting leading industry advisors to help us bring new brands, products and personalities to our business, as we have done with Tommy Hilfiger and Tommy Mottola.”

SUMMARY RESULTS AND KEY OPERATING METRICS

($ Millions, except average price points and EPS)

	Q3 2016 10/29/2016	Q3 2015 10/31/2015	Change	YTD 2016 10/29/2016	YTD 2015 10/31/2015	Change

Net Sales	$151.6	$162.3	(7%)	$475.7	$481.8	(1%)

Gross Margin %	36.6%	34.5%	210 bps	37.1%	35.7%	140 bps

Adjusted EBITDA	$2.5	$0.2	1,396%	$9.8	$4.3	129%

Net Loss	$(3.9)	$(5.2)	25%	$(10.8)	$(13.0)	17%

EPS	$(0.06)	$(0.09)	33%	$(0.19)	$(0.23)	17%

Net Shipped Units (000s)	2,253	2,282	(1%)	7,131	6,946	3%
Average Selling Price (ASP)	$60	$65	(8%)	$59	$63	(6%)
Return Rate %	20.5%	18.9%	160 bps	19.8%	20.2%	(40 bps)
Online Net Sales %	49.0%	46.0%	300 bps	48.6%	45.7%	290 bps
Total Customers - 12 Month Rolling (000s)	1,429	1,446	(1%)	N/A	N/A	N/A

% of Net Sales by Category
Jewelry & Watches	42%	36%		42%	41%
Home & Consumer Electronics	25%	33%		23%	27%
Beauty	14%	13%		15%	14%
Fashion & Accessories	19%	18%		20%	18%
Total	100%	100%		100%	100%

Third Quarter 2016 Results

•	Wearable categories, which include Jewelry & Watches, Fashion & Accessories, and Beauty, posted strong revenue performance, and together grew by 3%. The growth in wearables was offset by a 66% decline in the Consumer Electronics category.

•	Return rate for the quarter was 20.5%; an increase of 160 basis points year-over-year, driven by product mix shifts.

•	Gross profit as a percentage of sales increased 210 basis points to 36.6%, also driven by product mix shifts. Gross profit dollars decreased 0.9% to $55.4 million.

•	Net loss was $3.9 million, a 25% improvement year-over-year and Adjusted EBITDA increased 1,400% to a positive $2.5 million. These results were primarily attributable to a 4% operating expense reduction of $2.7 million year-over-year, driven primarily by lower content distribution costs and decreased accrued incentive compensation, which were partially offset by higher expenses in marketing, and higher variable expenses resulting from increased credit costs and increased labor costs in customer solutions and fulfillment center.

•	EPS for the fiscal 2016 third quarter improved to ($0.06), which includes $0.6 million in executive and management transition costs and $0.2 million in distribution facility consolidation and technology upgrade costs. EPS for the fiscal 2015 third quarter was ($0.09), which included $0.8 million in executive and management transition costs, $0.1 million in costs associated with the implementation of the Shareholder Rights Plan, and $0.3 million in distribution facility consolidation and technology upgrade costs.

Liquidity and Capital Resources

As of October 29, 2016, total cash, including restricted cash, was $40.1 million, compared to $40.1 million at the end of the second quarter of fiscal 2016. The Company also had an additional $16.2 million of unused availability on its revolving credit facility with PNC Bank at the end of the third quarter 2016.

Strategic Investment in Evine

As announced on September 14, 2016, the Company executed a definitive agreement to sell $10 million of common stock at $1.68 per share to investors (“Investors”) that included, among others, Mr. Tommy Hilfiger, Mr. Morris Goldfarb and Mr. Tommy Mottola. This initial investment closed on September 19, 2016 and resulted in 5,952,381 shares sold to the Investors. Other details were provided in Form 8-K filings with the SEC on September 15, 2016 and November 4, 2016.

2016 Outlook

The Company expects revenue in the fourth quarter to be negative low to mid-single digits on a year-over-year basis. We expect Adjusted EBITDA to increase in the fourth quarter on both a sequential and year-over-year basis.

Conference Call

A conference call and webcast to discuss the Company’s third quarter earnings will be held at 8:30 a.m. Eastern Time on Tuesday, November 22, 2016:

AUDIO WEBCAST LINK: http://event.on24.com/wcc/r/1212123/4462CF2FF40534845EAD22D0F0F3B135

TELEPHONE: 1-877-407-9039 (domestic) or 201-689-8470 (international)

Please visit www.evine.com/ir for more investor information and to review an updated investor deck.

About Evine Live Inc.

Evine Live Inc. (NASDAQ:EVLV) operates Evine, a digital commerce company that offers a compelling mix of proprietary and name brands directly to consumers in an engaging and informative shopping experience via television, online and on mobile. Evine reaches approximately 87 million cable and satellite television homes 24 hours a day with entertaining content in a comprehensive digital shopping experience.

Please visit www.evine.com/ir for more investor information.

Contacts

Media:
Dawn Zaremba
Evine Live Inc.
press@evine.com
(952) 943-6043

Investors:
Michael Porter
Evine Live Inc.
mporter@evine.com
(952) 943-6517

EVINE Live Inc.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

	October 29,	January 30,
	2016	2016
	(Unaudited)

ASSETS
Current assets:
Cash	$39,680	$11,897
Restricted cash and investments	450	450
Accounts receivable, net	89,588	114,949
Inventories	81,187	65,840
Prepaid expenses and other	5,257	5,913
Total current assets	216,162	199,049
Property and equipment, net	51,464	52,629
FCC broadcasting license	12,000	12,000
Other assets	1,609	1,819
	$281,235	$265,497

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$78,504	$77,779
Accrued liabilities	36,367	35,342
Current portion of long term credit facilities	2,993	2,143
Deferred revenue	85	85
Total current liabilities	117,949	115,349

Deferred revenue	100	164
Deferred tax liability	3,326	2,734
Long term credit facilities	83,122	70,271
Total liabilities	204,497	188,518

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $.01 par value, 400,000 shares authorized;
zero shares issued and outstanding	-	-
Common stock, $.01 par value, 100,000,000 shares authorized;
57,335,381 and 57,170,245 shares issued and outstanding	635	571

Additional paid-in capital	434,061	423,574

Accumulated deficit	(357,958)	(347,166)
Total shareholders’ equity	76,738	76,979
	$281,235	$265,497

EVINE Live Inc.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share data)

	For the Three-Month Periods Ended		For the Nine-Month Periods Ended
	October 29,	October 31,	October 29,	October 31,
	2016	2015	2016	2015
Net sales	$151,636	$162,258	$475,695	$481,770
Cost of sales	96,205	106,348	298,988	309,699
Gross profit	55,431	55,910	176,707	172,071
Margin %	36.6%	34.5%	37.1%	35.7%
Operating expense:
Distribution and selling	49,161	51,038	154,191	153,194
General and administrative	5,690	5,975	17,337	18,078
Depreciation and amortization	1,941	2,131	6,025	6,369
Executive and management transition costs	568	754	4,411	3,549
Distribution facility consolidation and technology upgrade costs	150	294	530	1,266
Total operating expense	57,510	60,192	182,494	182,456
Operating loss	(2,079)	(4,282)	(5,787)	(10,385)

Other expense:
Interest income	3	2	7	6
Interest expense	(1,586)	(690)	(4,397)	(1,957)
Total other expense	(1,583)	(688)	(4,390)	(1,951)

Loss before income taxes	(3,662)	(4,970)	(10,177)	(12,336)

Income tax provision	(205)	(205)	(615)	(615)

Net loss	$(3,867)	$(5,175)	$(10,792)	$(12,951)

Net loss per common share	$(0.06)	$(0.09)	$(0.19)	$(0.23)

Net loss per common share—assuming dilution	$(0.06)	$(0.09)	$(0.19)	$(0.23)

Weighted average number of common shares outstanding:
Basic	60,513,215	57,125,435	58,317,681	56,952,952
Diluted	60,513,215	57,125,435	58,317,681	56,952,952

EVINE Live Inc.

AND SUBSIDIARIES

Reconciliation of Adjusted EBITDA to Net Loss

(Unaudited)

	For the Three-Month Periods Ended		For the Nine-Month Periods Ended
	October 29,	October 31,	October 29,	October 31,
	2016	2015	2016	2015

Adjusted EBITDA (000’s)	$2,529	$169	$9,790	$4,279
Less:
Executive and management transition costs	(568)	(754)	(4,411)	(3,549)
Distribution facility consolidation and technology upgrade costs	(150)	(294)	(530)	(1,266)
Shareholder Rights Plan costs	-	(82)	-	(446)
Non-cash share-based compensation	(797)	(762)	(1,432)	(2,138)
EBITDA (as defined)	1,014	(1,723)	3,417	(3,120)

A reconciliation of EBITDA to net loss is as follows:

EBITDA (as defined)	1,014	(1,723)	3,417	(3,120)
Adjustments:
Depreciation and amortization	(3,093)	(2,559)	(9,204)	(7,265)
Interest income	3	2	7	6
Interest expense	(1,586)	(690)	(4,397)	(1,957)
Income taxes	(205)	(205)	(615)	(615)
Net loss	$(3,867)	$(5,175)	$(10,792)	$(12,951)

Adjusted EBITDA

EBITDA represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines Adjusted EBITDA as EBITDA excluding non-operating gains (losses); executive and management transition costs; distribution facility consolidation and technology upgrade costs; Shareholder Rights Plan costs and non-cash share-based compensation expense. The Company has included the term “Adjusted EBITDA” in our EBITDA reconciliation in order to adequately assess the operating performance of our television and online businesses and in order to maintain comparability to our analyst’s coverage and financial guidance, when given. Management believes that the term Adjusted EBITDA allows investors to make a more meaningful comparison between our business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric to evaluate operating performance under the Company’s management and executive incentive compensation programs. Adjusted EBITDA should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with generally accepted accounting principles and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies. The Company has included a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, in this release.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This document may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope, should, plan, will or similar expressions. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; the general economic and credit environment; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales; pricing and gross sales margins; the level of cable and satellite distribution for our programming and the associated fees or estimated cost savings from contract renegotiations; our ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom we have contractual relationships, and to successfully manage key vendor relationships and develop key partnerships and proprietary and exclusive brands; our ability to manage our operating expenses successfully and our working capital levels; our ability to remain compliant with our credit facilities covenants; customer acceptance of our branding strategy and our repositioning as a digital commerce company; the market demand for television station sales; changes to our management and information systems infrastructure; challenges to our data and information security; changes in governmental or regulatory requirements; including without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings; litigation or governmental proceedings affecting our operations; significant public events that are difficult to predict, or other significant television-covering events causing an interruption of television coverage or that directly compete with the viewership of our programming; our ability to obtain and retain key executives and employees; our ability to attract new customers and retain existing customers; changes in shipping costs; our ability to offer new or innovative products and customer acceptance of the same; changes in customers viewing habits of television programming; and the risks identified under “Risk Factors” in our recently filed Form 10-K and any additional risk factors identified in our periodic reports since the date of such Form 10-K. More detailed information about those factors is set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. We are under no obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.